Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 12, 2019 relating to the consolidated financial statements and financial statement schedule of UnitedHealth Group Incorporated and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of UnitedHealth Group Incorporated for the year ended December 31, 2018.

/s/ Deloitte & Touche, LLP

Minneapolis, MN

February 10, 2020